SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2009

Global Resource Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50944	84-1565820
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1000 Atrium Way, Suite 100
Mount Laurel, New Jersey 08054
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (856) 767-5665

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2009, Peter A. Worthington resigned from the position of Chief Executive Officer of Global Resource Corporation (the “Company”) as well as from its Board of Directors (the “Board”), including as Interim Chairman of the Board.  Mr. Worthington was not serving on any committee of the Board.

On November 11, 2009, the Board elected Mr. Brian Ettinger to the Board of Directors of the Company and appointed him as the Chairman of the Board, filling the vacancy created by the resignation of Mr. Worthington.  Compensation to be paid to Mr. Ettinger for services to be provided by him as a member of the Board and as Chairman of the Board has not yet been determined.

Mr. Ettinger, a consultant to the Company since 2008, currently serves as the CEO and General Counsel for Worldwide Strategic Partners, Inc. (“WSP”), an energy consulting firm involved in domestic and international energy projects involving oil and gas production, exploration, alternative fuels, waste to energy, biofuels, power and pipelines.  General Lincoln Jones III, a director of the Company, owns in excess of ten percent of WSP.  The Company currently has a consulting agreement in place with WSP.

Since January 1, 2008, in connection with consultant services provided by Mr. Ettinger to the Company, the Company issued to Mr. Ettinger the following securities: (i) on June 13, 2008, the Company issued 57,500 shares of its Common Stock to Mr. Ettinger as payment for consulting services rendered valued at $129,375; (ii) on October 1, 2008, the Company issued to Mr. Ettinger warrants to purchase 300,000 shares of its Common Stock in partial payment of consulting services to be performed, which warrants have an exercise price of $2.00, with 100,000 warrants vesting on each of June 10, 2009, January 10, 2010 and June 10, 2010; (iii) on October 31, 2008, the Company issued 150,000 shares of its Common Stock to Mr. Ettinger for consulting services rendered valued at $232,500; (iv) on April 1, 2009, the Company issued to Mr. Ettinger warrants to purchase 200,000 shares of its Common Stock in partial payment of consulting services to be performed, which warrants have an exercise price of $1.10 per share and expire on varying dates ranging from January 10, 2012 to June 10, 2012; and (v) on April 22, 2009, the Company issued 225,000 shares of its Common Stock to Mr. Ettinger for consulting services rendered valued at $254,250.

 On November 11, 2009, the Board appointed Mr. Ken Kinsella to the position of Chief Executive Officer of the Company.  Mr. Kinsella is 46 years old.

Mr. Kinsella has extensive senior executive experience in the operations and management of several top organizations including both private and publicly listed NASDAQ companies. His wealth of experience is global and he has conducted business in countries outside the United States, such as the UK, Japan, Korea, India, Australia, Greater China and throughout Continental Europe.  Most recently, he was a Founding Partner in Tribe Equity Limited, a provider of capital and corporate growth strategies to rapidly growing small and medium businesses founded in 2007.  Prior to Tribe Equity Limited, since 2005, he was the CEO of Invicta Investments Limited, an organization that specialized in the construction of transactions including international property, energy, renewables and corporate equity deals in the United States and Europe.  Throughout his career, Mr. Kinsella has been responsible for global business rollouts and strategic expansion including mergers and acquisitions, joint venture execution and strategic alliance partnerships.

Compensation to be paid to Mr. Kinsella for services to be provided by him as Chief Executive Officer of the Company has not yet been determined.

There are no family relationships between Mr. Kinsella and any of the other executive officers and directors of the Company.

Item 8.01  Other Events.

On November 12, 2009, the Company issued a Press Release.  A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

Exhibit	Description of Exhibit

99.1	Press Release issued by the Company on November 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Resource Corporation

Dated: November 17, 2009	By: /s/ Ken Kinsella
Ken Kinsella
Chief Executive Officer